EXHIBIT 3.10

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                     PELICAN PROPERTIES, INTERNATIONAL CORP.

Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned President of Pelican Properties, International Corp. (the "Company") a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida, bearing Document No. L77616, does hereby certify:

That pursuant to the Written Consent of the Directors and Majority Shareholders of said Corporation dated June 29, 1997 and the Unanimous Written Consent of the Board of Directors of said Corporation dated June 24, 1997, the Shareholders and Directors approved an amendment to the Corporation's Articles of Incorporation as follows:

Article IV of the Certificate of Incorporation of this Corporation is amended and restated to read in its entirety as follows:

                                   ARTICLE IV
                                  CAPITAL STOCK

         1. The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be One Hundred and One Million (101,000,000) shares which are to be divided into two classes as follows:

                  100,000,000 shares of common stock with a par value of $.001 per share and 1,000,000 shares of Preferred Stock at a par value of $.001 per share. Series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

         2. The Board of Directors of the Corporation desires, pursuant to its authority as aforesaid, to determine and fix the rights, preferences, privileges and restrictions relating to a class of said Preferred Stock to be

Roxanne K. Beilly, Esq., FL Bar #851450
Atlas, Pearlman, Trop & Borkson, P.A.
200 East Las Olas Boulevard, Suite 1900
Fort Lauderdale, Florida 33301
Phone No: (954) 763-1200

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                  A. Designation and Number of Shares. The Preferred Stock shall be designated "Series A Convertible Cumulative Preferred Stock" of a par value of f$.001 per share, and the number of shares constituting the Series A Preferred Stock shall be 195,907 shares.

                  B. Dividend Rights. The holders of shares of Series A Preferred shall be entitled to receive a cumulative annual dividend of 6% of the stated value of the Series A Preferred Stock of $1.50 per share ("Stated Value") on January 1, of each year commencing January 1, 1998, or $.09 per share, payable in cash or Common Stock of the Corporation (i.e., based on the equivalent fair market value of Common Stock of the Corporation).

                  C. Conversion Rights. Holders of the Series A Preferred Stock will have the right to convert each share of Series A Preferred Stock into the Corporation's Common Stock (calculated as to each conversion to the nearest share) at any time at a conversion ratio of one share of Series A preferred Stock for one share of Common Stock. In the event the Series A Preferred Stock is not converted by December 31, 1999, the Corporation shall have the right to cause the remaining outstanding shares of Series A Preferred Stock to be converted into Common Stock of the Corporation at the aforementioned conversion rate. In the event the Series A Preferred Stock is not converted by either of the holders thereof or by the Corporation, the Series A Preferred Stock will continue to subsist as established. No fractional share or scrip representing a fractional share will be issued upon conversion of the Series A Preferred Stock. In the event of any reclassification, merger, consolidation or change of shares of the Series A Preferred Stock and/or the Common Stock of the Corporation, the Corporation shall make adjustments to the conversion ratio which shall be as nearly equivalent to that stated above as may be practical.

                  The conversion price will be subject to adjustment in certain events, including (i) the issuance of capital stock as a dividend or distribution on Common Stock, (ii) subdivision, combinations, reverse stock splits and reclassification of the Common Stock, and (iii) the fixing of a record date for the distribution to all holders of Common Stock of evidence of indebtedness or assets (other than cash dividends) of the Corporation or subscription rights or warrants.

                  Adjustment in the conversion price may be postponed until the cumulative effect of any adjustments amount to 1% or more of the conversion price. The Corporation agrees to use its best efforts at all times to reserve or hold available a sufficient number of shares of Common

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         Stock to cover the number of shares issuable on conversion of the
         Series A Preferred Stock.

                  The holder shall effect conversions by surrendering the certificate or certificates representing the shares of Series A Preferred Stock to be converted to the legal counsel for the Company, with a copy thereof to the Company, together with the form of conversion notice attached to the certificate. Each conversion notice shall specify the number of shares of Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the holder delivers such conversion notice by facsimile (the "Conversion Date"). If no Conversion Date is specified in a conversion notice, the Conversion Date shall be the date that the conversion notice is delivered. Each conversion notice, once given, shall be irrevocable. If the holder is converting less than all shares of Series A Preferred Stock represented by the certificate or certificates tendered by the holder with the conversion notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall convert up to the number of shares of Series A Preferred Stock which can be so converted and shall promptly deliver to such holder a certificate for such number of shares as have not been converted.

                  Shares of Series A Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated Preferred Stock.

                  D. Redemption. The Company shall have the right, exercisable at any time upon ten (10) trading days notice to the holders of the Series A Preferred Stock given at any time to redeem, from funds legally available therefor at the time of such redemption, all or any portion of the shares of Series A preferred Stock which have not previously been converted or redeemed, at a price equal to 117.6% of the product of (i) the number of shares of Preferred Stock then held by the holder and (ii) the Stated Value, subject to adjustment pursuant to the terms hereof. The entire redemption price shall be paid in cash. The holders of the Series A Preferred Stock do not have the right to require the Corporation to redeem their shares of Series A Preferred Stock.

                  E. Voting Rights. Except as provided by law, the Series A Preferred Stock shall not be entitled to vote on matters submitted to a vote of the shareholders of the Corporation. Unless the vote or consent of the holders of a greater number of shares is required by law, the consent of the holders of at least a majority of all of the Series A Preferred Stock at the time outstanding shall be necessary to change, alter or revoke the rights and preferences conferred on the Series A Preferred Stock by the

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         Articles of Incorporation or to adopt any amendment to the Articles of
         Incorporation materially adversely affecting the rights of the holders of the Series A Preferred Stock.

                  F. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, holders of the Series A Preferred Stock shall be entitled to receive, after due payment or provision for payment for the debts and other liabilities of the Corporation, a liquidating distribution before any distribution may be made to holders of Common Stock of the Corporation. The holders of the Series A Preferred Stock outstanding shall be entitled to receive an amount equal to $1.50 per share, plus declared dividends to the date of the final distribution, whether or not such liquidation, dissolution or winding up is voluntary or involuntary on the part of the Corporation.

                  G. Miscellaneous. The Series A Preferred Stock has no preemptive rights. The Corporation reserves the right to issue up to an additional 804,093 shares of Preferred Stock, representing the balance of the authorized Preferred Stock, with designations and preferences as the Board of Directors shall determine. The Series A Preferred Stock and the Common Stock into which such Series A Preferred Stock is convertible, when issued will be legally issued, fully paid and non-assessable.

                  Any and all notices of other communications or deliveries to be provided by the holders of the Series A Preferred Stock hereunder, including, without limitation, any conversion notice, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the attention of the Chief Executive Officer of the Company at the facsimile telephone number or address of the principal place of business of the Company. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each holder of Series A Preferred Stock at the facsimile telephone number or address of such holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 4:30 p.m. (Eastern
         Time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later


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         than 4:30 p.m. (Eastern Time) on any date and earlier than 11:59 p.m.
         (Eastern Time) on such date, (iii) four days after deposit in the United States mails, (iv) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or
         (v) upon actual receipt by the party to whom such notice is required to be given.

The foregoing amendment was adopted by all of the Directors and a majority of the Shareholders of the corporation pursuant to a Written Consent on June 24, 1997 and June 29, 1997, respectively, pursuant to section 607.0821 and Section 607.0704, respectively, of the florida Business Corporation Act. Therefore, the number cast for the amendment to the Corporation's Articles of Incorporation was sufficient for approval.

IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed these Articles of Amendment as of September 9, 1997.

                                        PELICAN PROPERTIES, INTERNATIONAL CORP.


                                        By:  /s/ Jane Bergman
                                            ---------------------------------
                                            Jane Bergman, President